As filed with the Securities and Exchange Commission on June 10, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Altice USA, Inc.

(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-3980194 (I.R.S. Employer Identification No.)

1 Court Square West

Long Island City, NY 11101

(516) 803-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Michael E. Olsen

Senior Vice President, Acting General Counsel and Secretary

1 Court Square West

Long Island City, NY 11101

(516) 803-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Richard B. Alsop

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

(212) 848-4000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common stock, par value $0.01 per share	1,699,909	$23.80	$40,457,834.20	$4,903.49

(1)         The shares of common stock will be offered for resale by the selling stockholder.

(2)         Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the New York Stock Exchange on June 3, 2019.

PROSPECTUS

Altice USA, Inc.

1,699,909 Shares

Class A Common Stock

Offered by the Selling Stockholder

This prospectus relates to the resale of up to 1,699,909 shares (the “Shares”) of our Class A common stock (the “common stock”) by Goldman Sachs International (the “selling stockholder”), which may be offered for sale from time to time in the manner described in this prospectus.

We have been advised that in 2018 Altice Europe N.V. (which we refer to as “Altice Europe”) entered into a forward transaction relating to the Shares with the selling stockholder.  Following settlement of the forward transaction, Goldman Sachs & Co. LLC, a broker-dealer affiliate of the selling stockholder (which we refer to as “GS”), will sell the Shares delivered by Altice Europe to the selling stockholder under the forward transaction in one or more transactions on the New York Stock Exchange (“NYSE”), in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices.  We have been advised that, over the same period when GS is selling those Shares, GS expects to be purchasing an equal number of shares of our common stock in the open market.  We are not selling any Shares in the resale and we are not a party to the forward transaction.  See “Plan of Distribution” beginning on page 23 of this prospectus for more information.

Our common stock is listed on the NYSE under the symbol “ATUS”.  The last reported sale price of the shares of our common stock on the NYSE on June 7, 2019, was $24.71 per share.

You should carefully read this prospectus together with any documents we incorporate by reference, before you invest in our common stock.  See “Where You Can Find More Information; Incorporation by Reference.”

Investing in our common stock involves risks.  See the section titled “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus.  Neither we nor the selling stockholder have authorized anyone to provide you with different information.  The selling stockholder is not making an offer of the Shares in any state where such offer is not permitted.

Prospectus dated June 10, 2019.

i

ABOUT THIS PROSPECTUS

This prospectus describes the terms of this offering of our Class A common stock (the “common stock”) and also adds to and updates the documents incorporated by reference into this prospectus.  To the extent there is a conflict between the information contained in this prospectus, on the one hand, and in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”) before the date of this prospectus, on the other hand, you should rely on the information in this prospectus.  If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

We are responsible for the information contained in or incorporated by reference to this prospectus.  Neither we nor the selling stockholder have authorized anyone to provide you with additional or different information.  We, and the selling stockholder, take no responsibility for, and can provide no assurances as to the reliability of, additional, different or inconsistent information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, shares of our common stock are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.  You should assume the information appearing in this prospectus is accurate only as of the respective dates of such information.  Our business, financial condition, results of operations and prospects may have changed since those dates.

Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.  You should read this prospectus, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference,” before making your investment decision.

Except where the context requires otherwise, references in this prospectus to “Altice USA,” “Company,” “we,” “us,” and “our” refer to Altice USA, Inc., together with its consolidated subsidiaries.  Except where otherwise noted, statistical data of the Company is as of December 31, 2018.

PROSPECTUS SUMMARY

This summary highlights some of the information contained in, or incorporated by reference to, this prospectus.  This summary does not contain all of the information that may be important to you before deciding to invest in our common stock.  For a more complete understanding of our business and this offering, we encourage you to read this entire prospectus, including the documents incorporated by reference herein, the more detailed information regarding our Company and the common stock being sold in this offering, as well as our consolidated financial statements and the related notes incorporated by reference in this prospectus, before deciding to invest in our common stock.  Some of the statements in this prospectus constitute forward-looking statements.  See “Cautionary Statement Concerning Forward-Looking Statements.”

Altice USA is one of the largest broadband communications and video services providers in the United States and markets its services under two brands: Optimum, in the New York metropolitan area, and Suddenlink, principally in markets in the south-central United States. We deliver broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million residential and business customers as of March 31, 2019. Our footprint extends across 21 states through a fiber-rich broadband network with approximately 8.8 million homes passed as of March 31, 2019.

For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the SEC incorporated by reference to this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information; Incorporation by Reference.”

We were incorporated in Delaware on September 14, 2015. Our principal executive office is located at 1 Court Square West, Long Island City, NY 11101. Our telephone number at that address is (516) 803 2300. Our website address is www.alticeusa.com. Information on our website is deemed not to be a part of this prospectus and is not incorporated herein. Investors should not rely on any such information in deciding whether to purchase our common stock. Our common stock began trading on the NYSE on June 22, 2017 under the symbol “ATUS”.

THE OFFERING

Shares of Class A common stock offered by the selling stockholder	1,699,909 shares

Shares of Class A common stock to be outstanding immediately after this offering	476,809,782 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the Shares by the selling stockholder.

Risk factors

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Dividend policy

We have no current plans to pay dividends on our Class A common stock following this offering. Any future determination relating to our dividend policy will be made in the sole and absolute discretion of our board of directors (our “Board”) and will depend upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors that our Board may deem relevant. Although we do not currently intend to pay dividends, our Board has authorized a share repurchase program effective June 8, 2018 of up to $2 billion for a three-year period with respect to our Class A common stock as a means to, among other things, return capital to our stockholders. As of March 31, 2019, we had approximately $900,000 of availability remaining under our share repurchase program.

Listing	Our common stock is listed on the NYSE under the symbol “ATUS”.

Conflicts of Interest

All of the proceeds of the offering of the Shares will be paid to GS or its affiliates. As a result, GS, or an affiliate thereof, will receive more than 5% of the net proceeds of this offering. Thus, GS has a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121. In accordance with Rule 5121, GS will not make sales to a discretionary account without prior written consent of the customer. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market” as defined in Rule 5121 exists for the Shares.

The number of shares of Class A common stock that will be outstanding after this offering is based on the number of shares of our Class A common stock outstanding as of June 5, 2019. Unless otherwise indicated, the shares of Class A common stock outstanding after this offering and information based thereon excludes shares of common stock available for future issuance under our long term incentive plan.

RISK FACTORS

Investment in our common stock involves risks. You should carefully consider the risk factors outlined below and the risk factors incorporated by reference to our 2018 Form 10-K (as defined below), as well as any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, all of which are incorporated by reference to this prospectus, and all other information contained or incorporated by reference to this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

Our stock price may fluctuate significantly following the offering, and you may not be able to resell shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock may experience volatility following this offering. Market volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at or above the public offering price due to a number of factors such as those listed in “Risk Factors Relating to Our Business” in our 2018 Form 10-K and the following:

•                 results of operations that vary from our expectations and those of securities analysts and investors;

•                 results of operations that vary from those of our competitors;

•                 changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•                 declines in the market prices of stocks generally, or those of communications and media companies;

•                 strategic actions by us or our competitors;

•                  announcements by us or our competitors of significant contracts, new services or products, acquisitions, joint ventures, other strategic relationships or capital commitments;

•                 changes in general economic or market conditions or trends in our industry or markets;

•                 future sales of our common stock or other securities;

•                 investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

•                 the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•                 announcements relating to litigation;

•                 guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•                 changes in accounting principles; and

•                 other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and special reports and other information with the SEC.  Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov.  Those filings are also available to the public on, or accessible through, our corporate website at www.alticeusa.com.  The information contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below.  We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus (including all documents we so file after the date of this registration statement and prior to the effectiveness of this registration statement) and prior to the termination of the offering under this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), until we complete our offering of the common stock registered under this registration statement:

•                  Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 1, 2019 (the “2018 Form 10-K”);

•                  Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 2, 2019;

•                  Current reports on Form 8-K, filed with the SEC on April 10, 2019, February 22, 2019, February 19, 2019, February 14, 2019, February 8, 2019, February 5, 2019, January 30, 2019, January 25, 2019 and January 4, 2019;

•                 Proxy statement on Schedule 14A filed with the SEC on March 21, 2019 (to the extent incorporated in Part III of the 2018 Form 10-K, the “2018 Part III Information”); and

•                  Description of Capital Stock in the Registration Statement on Form 8-A, as filed with the SEC on June 21, 2017, including any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person a copy of any and all of the documents referred to herein, who makes a written or oral request, by writing or calling us at the following address or telephone number:

Altice USA, Inc.

1 Court Square West

Long Island City, NY 11101

Attention:  Investor Relations

Telephone: (516) 803 2300

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In this prospectus and the documents incorporated by reference into this prospectus there are statements concerning our future operating results and future financial performance. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans” and similar words and terms used in the discussion of future operating results, future financial performance and future events identify forward-looking statements. Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.

We operate in a highly competitive, consumer and technology driven and rapidly changing business that is affected by government regulation and economic, strategic, technological, political and social conditions. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements. In addition, important factors that could cause our actual results to differ materially from those in our forward-looking statements include:

•                  competition for broadband, video and telephony customers from existing competitors (such as broadband communications companies, wireless data and telephony providers, direct broadcast satellite (DBS) providers and Internet-based providers) and new competitors entering our footprint;

•                  changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies;

•                  increased difficulty negotiating programming agreements on favorable terms, if at all, resulting in increased costs to us and/or the loss of popular programming;

•                  increasing programming costs and delivery expenses related to our products and services;

•                  our ability to achieve anticipated customer and revenue growth, to successfully introduce new products and services and to implement our growth strategy;

•                  our ability to complete our capital investment plans on time and on budget, including our plan to build a fiber-to-the-home (FTTH) network, and deploy Altice One, our home communications hub;

•                  our ability to develop and deploy mobile voice and data services pursuant to the agreement we entered into with Sprint in the fourth quarter of 2017, and our ability to attract customers to these services;

•                  the effects of economic conditions or other factors which may negatively affect our customers’ demand for our current and future products and services;

•                  the effects of industry conditions;

•                  demand for digital and linear advertising products and services;

•                  our substantial indebtedness and debt service obligations;

•                  adverse changes in the credit market;

•                  changes as a result of any tax reforms that may affect our business;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate;

•                  the restrictions contained in our financing agreements;

•                  our ability to generate sufficient cash flow to meet our debt service obligations;

•                  fluctuations in interest rates which may cause our interest expense to vary from quarter to quarter;

•                  technical failures, equipment defects, physical or electronic break-ins to our services, computer viruses and similar problems;

•                  the disruption or failure of our network, information systems or technologies as a result of computer hacking, computer viruses, “cyber-attacks,” misappropriation of data, outages, natural disasters and other material events;

•                  our ability to obtain necessary hardware, software, communications equipment and services and other items from our vendors at reasonable costs;

•                  our ability to effectively integrate acquisitions and to maximize expected operating efficiencies from our acquisitions or as a result of the transactions, if any;

•                  significant unanticipated increases in the use of bandwidth-intensive Internet-based services;

•                  the outcome of litigation, government investigations and other proceedings;

•                  our ability to successfully operate our business following the completion of our separation from Altice Europe N.V.; and

•                  other risks and uncertainties inherent in our cable and other broadband communications businesses and our other businesses, including those listed under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 2018 Form 10-K.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements are made only as of the date of this prospectus or the respective dates of the documents incorporated by reference into this prospectus. Except to the extent required by law, we do not undertake, and specifically decline any obligation, to update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should read this prospectus and the documents incorporated by reference into this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. We qualify all forward-looking statements by these cautionary statements.

Certain numerical figures included in this prospectus and the documents incorporated by reference into this prospectus have been subject to rounding adjustments. Accordingly, such numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.  We will bear the costs, other than commissions and transfer taxes, associated with this offering in accordance with our amended and restated registration rights agreement.  See “Selling Stockholder” and “Plan of Distribution.”

SELLING STOCKHOLDER

This prospectus relates to the resale of up to a total of 1,699,909 shares of common stock by the selling stockholder.  On June 7, 2018, we entered into an amended and restated registration rights agreement with Altice Europe pursuant to which we agreed to prepare and file a registration statement to permit the resale of the shares covered by this prospectus.  The selling stockholder will acquire the shares covered by this prospectus from Altice Europe pursuant to the forward transaction and will seek to resell them in this offering, see “Plan of Distribution.”  The selling stockholder identified below may currently hold or acquire at any time shares of common stock in addition to those registered hereby.

Our calculation of the beneficial ownership percentages in the following table is based on 476,809,782 shares of our Class A common stock outstanding as of June 5, 2019.

The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

	Class A Shares Beneficially Owned Prior to This Offering(1)			Class A Shares to be Sold in This Offering	Class A Shares Beneficially Owned After This Offering(1)
Name	Number	Percent	% Total Voting Power	Number	Number	Percent	% Total Voting Power
Goldman Sachs International	1,699,909	*	*	1,699,909	—	—	—

* Represents beneficial ownership of less than one percent.

(1) The Goldman Sachs Group, Inc. (“Group Inc.”) is a full service investment bank that, through its affiliates and subsidiaries, provides various services and may acquire or dispose of common stock in its ordinary course of business. As a greater than 5% beneficial holder of our common stock, Group Inc. filed a Schedule 13G reporting its beneficial ownership as of December 31, 2018. Goldman Sachs International is an indirect wholly owned subsidiary of the Group Inc. The information in this table relates only to the shares delivered pursuant to the forward purchase contract.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and certain provisions of our third amended and restated certificate of incorporation and second amended and restated bylaws are summaries and are qualified by reference to our third amended and restated certificate of incorporation and the second amended and restated bylaws. Copies of these documents are filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our third amended and restated certificate of incorporation provides for three classes of common stock: Class A common stock, Class B common stock and Class C common stock. In addition, our third amended and restated certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our Board.

Our authorized capital stock consists of 9,100,000,000 shares, all with a par value of $0.01 per share, of which:

•                  4,000,000,000 shares are designated Class A common stock;

•                  1,000,000,000 shares are designated Class B common stock;

•                  4,000,000,000 shares are designated Class C common stock; and

•                  100,000,000 shares are designated preferred stock.

Class A Common Stock, Class B Common Stock and Class C Common Stock

Voting Rights

Holders of our Class A common stock are entitled to one vote per share and holders of our Class B common stock are entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.

If we issue any shares of Class C common stock, they will not be entitled to any votes on any matter that is submitted to a vote of our stockholders, except as provided in our certificate of incorporation or as required by Delaware law. Delaware law would require the holders of Class A common stock, Class B common stock or Class C common stock to vote separately as a single class on a matter if we were to seek to:

•                  amend our certificate of incorporation to increase the authorized number of shares of a class of stock (except as otherwise provided in the certificate of incorporation) or increase or decrease the par value of a class of stock; or

•                  amend our certificate of incorporation in a manner that altered or changed the powers, preferences, or special rights of a class of stock in a manner that affected them adversely.

As permitted by Delaware law, our third amended and restated certificate of incorporation provides that the number of authorized shares of common stock or any class of common stock may be increased or decreased (but not below the number of shares of common stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, voting together as a single class.

Each of our directors and director nominees stand for election at each of our annual meetings of stockholders. Our third amended and restated certificate of incorporation does not provide for cumulative voting for the election of directors. Rather, a majority of the votes cast is required for a director or director nominee to be duly elected in any uncontested election. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the voting power of our capital stock are able to elect all of our directors. Stockholders holding a majority of the voting power of our capital stock are also able to remove each of our directors with or without cause. Pursuant to the stockholders’ agreement, so long as any of Next Alt S.à.r.l. (“Next Alt”), A4 S.A., Mr. Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “PDR Group”) beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. See “—Stockholders’ Agreement.”

Our third amended and restated certificate of incorporation also gives the holders of at least a majority of the voting power of our capital stock the right to act by written consent in lieu of a meeting and without notice.

Economic Rights

Except as otherwise expressly provided in our third amended and restated certificate of incorporation or required by Delaware law, all shares of Class A common stock, Class B common stock and Class C common stock have the same rights and privileges and rank equally, share ratably and be identical in all respects for all matters, including those described below.

Dividends and Distributions.  Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of Class A common stock, Class B common stock and Class C common stock are entitled to share equally, on a per share basis, in any dividend or distribution of funds legally available if our Board, in its discretion, determines to declare and pay dividends and only then at the times and in the amounts that our Board may determine. In the event that a dividend is paid in the form of shares of our capital stock or rights to acquire or securities convertible into or exchangeable for shares of our capital stock, then, in the discretion of our Board, either (A) the holders of shares of Class A common stock, Class B common stock and Class C common stock shall receive the identical class of securities on an equal per share basis, or (B) (i) the holders of shares of Class A common stock shall receive Class A common stock, or securities convertible into or exchangeable for shares of Class A common stock or rights to acquire such securities, as the case may be; (ii) the holders of shares of Class B common stock shall receive Class B common stock, or securities convertible into or exchangeable for shares of Class B common stock or rights to acquire such securities, as the case may be; and (iii) the holders of shares of Class C common stock shall receive Class C common stock, or securities convertible into or exchangeable for shares of Class C common stock or rights to acquire such securities, as the case may be; in each such case in clause (B), in an equal amount per share.

Distributions of Another Corporation’s Securities.  Unless otherwise approved by the Board, where the securities of another corporation are distributed, they must only be distributed to holders of Class A common stock, Class B common stock and Class C common stock on the basis that:

(a)                                 the holders of Class A common stock, Class B common stock and Class C common stock receive the identical class of securities; or

(b)                                 subject to the remainder of this paragraph, the holders of Class A common stock, Class B common stock and Class C common stock each receive different classes of securities; or

(c)                                  subject to the remainder of this paragraph, the holders of one or more class of common stock receive a different class of securities than the holders of all other classes of common stock, in each case, on an equal per share basis and to holders of any shares of preferred stock outstanding at the time in accordance with the terms thereof.

To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c), then the holders of Class B common stock shall receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of common stock shall receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share): (A) in each case, without regard to whether such voting rights differ to a greater or lesser extent than the corresponding differences in voting rights (and related differences in designation, conversion and rights to distributions) between the Class A common stock, the Class B common stock and the Class C common stock; and (B) provided that the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) do not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions).

To the extent that a dividend is declared and paid pursuant to paragraph (b) or (c), and in the event that the holders of Class A common stock receive a class of securities having different rights than those received by the holders of Class C common stock, then: (A) the rights of the different classes of securities (and, in the case of securities convertible into, exchangeable for or evidencing the right to purchase securities, the securities resulting from such conversion, exchange or purchase) may not differ in any respect other than with respect to their relative voting rights (and related differences in designation, conversion, redemption and rights to distributions); and (B) the relevant classes of securities shall be distributed to the holders of Class A common stock and Class C common stock such that the relative voting rights (and related differences in designation, conversion, redemption, rights to dividends in specie comprising securities and rights to distributions) of the class of securities (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities resulting from such conversion, exchange or purchase) to be received by the holders of Class A common stock on the one hand and Class C common stock on the other hand corresponds to the extent practicable to the relative voting rights (and related differences in designation, conversion, redemption and rights to distributions) of the Class A common stock as compared to the Class C common stock.

Liquidation Rights.  Upon our dissolution, liquidation or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our Class A common stock, Class B common stock and Class C common stock subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock unless different treatment of such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of the Class A common stock and Class B common stock, each voting separately as a class.

Equal Status.  Except as expressly provided in our third amended and restated certificate of incorporation or required by applicable law, shares of Class A common stock, Class B common stock and Class C common stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters. In the event of (i) a consolidation or merger of us with or into any other entity; (ii) any tender offer or exchange offer by any person or entity pursuant to an agreement to which we are a party or that our Board recommends; or (iii) a sale by Altice Europe N.V. or any of its subsidiaries that holds shares of our Class B common stock or, solely in the event shares of our Class B common stock have been distributed to Mr. Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit or any affiliate of Mr. Drahi, his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit (together with Altice Europe N.V. and any of its subsidiaries that hold such shares, the “Altice Holders”), a sale by Mr. Drahi, such heirs or such trusts or entities or such affiliates, in one or a series of related transactions, whether to a single purchaser or purchasers constituting a “group” as defined in Section 13(d) of the Exchange Act, of shares of Class B common stock representing (a) at least 40% of the votes entitled to be cast by all stockholders entitled to vote in an election of directors and (b) a greater number of votes than the Altice Holders collectively are entitled to cast immediately following such sale, the holders of Class A common stock, Class B common stock and Class C common stock shall be entitled to participate proportionately and to receive, or to elect to receive, the same form of consideration and the same amount of consideration on a per share basis. Notwithstanding the foregoing, if any securities consideration is paid, distributed or offered to holders of shares of Class A common stock, Class B common stock or Class C common stock in any such transaction, such consideration may differ only in terms of voting rights such that the holder of a share of Class B common stock shall receive or have the right to elect to receive the securities having the highest number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the highest number of votes per share) and the holders of each other class of Altice USA common stock shall receive or have the right to elect to receive the securities having the lesser number of votes per share (or, in the case of convertible securities, the securities convertible into, exchangeable for or evidencing the right to purchase, the securities with the lesser number of votes per share), and any securities that the holder of a share of Class C common stock shall receive or have the right to elect to receive shall either have no voting rights or the same voting rights as the securities that a holder of Class A common stock shall receive or have the right to elect to receive.

Subdivisions and Combinations.  If we subdivide or combine in any manner outstanding shares of Class A common stock, Class B common stock, or Class C common stock, the outstanding shares of the other classes will be subdivided or combined in the same manner concurrently.

No Preemptive or Similar Rights

Our Class A common stock, Class B common stock and Class C common stock are not entitled to preemptive rights and are not subject to conversion or redemption provisions, except for the conversion provisions with respect to the Class B common stock and Class C common stock described below. Any one or more series of preferred stock will have only such preemptive or similar rights granted to the holders thereof by our Board.

Conversion and Transfers

Each share of Class B common stock is convertible at any time upon written notice to Altice USA at the option of the holder into one share of Class A common stock. Our third amended and restated certificate of incorporation provides that we will, no later than ten (10) calendar days after receipt by us of written notice from a holder of our Class B common stock, issue and take action to deliver a certificate or certificates representing the number of shares of our Class A common stock to which a converting holder is entitled (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The date of conversion will be the date of such issuance, in the case of certificated shares, or registration, in the case of uncertificated shares. Our third amended and restated certificate of incorporation further provides that we will not be liable for any losses incurred by any person resulting from any delay in effecting any such conversion.

Our third amended and restated certificate of incorporation does not provide for the automatic conversion of shares of our Class B common stock upon transfer under any circumstances. As a result, the holders of Class B common stock are free to transfer them without converting them into shares of our Class A common stock. Any shares of Class B common stock that are converted into Class A common stock may not be reissued. The disparate voting rights of the shares of our Class B common stock will not change upon transfer unless first converted into shares of Class A common stock.

Immediately prior to any conversion of all outstanding shares of Class B common stock into Class A common stock, the holders of majority of the voting power of the Class B common stock at the time of such conversion, may, in connection with such conversion, require that each share of Class C common stock shall automatically be converted into one share of Class A common stock on a date fixed by our Board, which date shall be no less than 61 days and no more than 180 days following the conversion of all outstanding shares of Class B common stock.

Preferred Stock

Under our third amended and restated certificate of incorporation, our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 100,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our Class A common stock, Class B common stock or Class C common stock. Any issuance of our preferred stock could adversely affect the voting power of holders of our Class A common stock or Class B common stock, and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. As of the date of this prospectus, no shares of preferred stock are outstanding and we have no present plan to issue any shares of preferred stock.

Stockholders’ Agreement

Pursuant to the stockholders’ agreement among us, Next Alt and certain other parties, so long as the PDR Group beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the PDR Group, rounding up in the case of any resulting fractional number, and in the event that the PDR Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designated nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A. If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy. After the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, Next Alt will cease to have the right to designate any director nominees for election to the Board. In the event Mr. Drahi is not a member of our Board, one representative of the PDR Group will have board observer rights so long as the PDR Group beneficially owns at least 20% of the voting power of our outstanding common stock. Until the first date on which the PDR Group ceases to beneficially own at least 20% of the voting power of our outstanding common stock, notwithstanding anything to the contrary in our third amended and restated certificate of incorporation or bylaws, or in the governing documents of any of our subsidiaries, without the prior written approval of Next Alt, we shall not (either directly or indirectly through an affiliate or otherwise or through one or a series of related transactions) take, or permit one of our subsidiaries to take, any of the following actions:

(a)                                 effect or consummate a Change of Control (as defined in the stockholders’ agreement) or publicly endorse a Change of Control (including by recommending any tender or exchange offer that would result in a Change of Control) or enter into any agreement or arrangement to effect or consummate a Change of Control;

(b)                                 acquire, dispose of or spin off any securities, assets or liabilities other than acquisitions or dispositions of assets or liabilities in the ordinary course of business consistent with past practice;

(c)                                  enter into any joint venture, recapitalization, reorganization or other strategic alliance with any other Person (as defined in the stockholders’ agreement);

(d)                                 issue any Company Securities (as defined in the stockholders’ agreement), except issuances pursuant to a compensation or similar plan approved by our Board or a duly authorized committee thereof;

(e)                                  incur, guarantee, assume, or refinance any indebtedness for borrowed money having a principal amount greater than $10 million (including debt obligations of any other Person existing at the time such other Person merged with or into or became a subsidiary of, or substantially all of its business and assets were acquired by, by us or our subsidiary, and debt obligations secured by a lien encumbering any asset acquired by us or any such subsidiary and including debt securities), or pledge or grant a security interest in any of our or our subsidiaries’ assets having a value of more than $10 million (other than debt obligations incurred in the ordinary course of business by us and our subsidiaries), or enter into any derivative transactions involving a notional amount greater than $10 million;

(f)                                   redeem, repurchase or otherwise acquire Company Common Stock (as defined in the stockholders’ agreement) or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Company Common Stock, or redeem, repurchase or otherwise acquire or make any payment with respect to any share appreciation rights or phantom share plans (other than repurchases of Company Common Stock from employees upon termination of employment pursuant to terms of duly approved equity grants or pursuant to a cashless exercise of equity grants) or any re-pricing of duly approved equity awards;

(g)                                  amend (or approve or recommend amendment of) our or any of our subsidiaries’ certificates of incorporation or bylaws (or other similar organizational documents);

(h)                                 elect, hire, replace or dismiss, or establish or modify the remuneration of, our Chief Executive Officer (or the equivalent successor position) (such person, the “CEO”), Chief Financial Officer (or the equivalent successor position) (such person, the “CFO”), or Chief Operating Officer (or the equivalent successor position) (such person, the “COO”), in each case, as elected or appointed by our Board;

(i)                                     elect, hire, replace or dismiss, or establish or modify the remuneration of, any officer of the Company that directly reports to the CEO, CFO or COO;

(j)                                    establish or modify the remuneration of directors on our Board;

(k)                                 decrease or increase the number of directors serving on our Board;

(l)                                     approve (or adopt) any of our operating and capital budgets for each fiscal year commencing with the fiscal year ended December 31, 2018, or any material amendments thereto or deviations therefrom;

(m)                             pay, declare or set aside any sums or other property for the payment of dividends on any Company Common Stock or make any other distributions in respect of any Company Common Stock or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Company Common Stock;

(n)                                 other than as required by applicable law, form, or delegate authority to, any new committee or subcommittee thereof, of our Board, or delegate authority to any existing committee or subcommittee thereof not set forth in the committee’s charter or authorized by our Board prior to the completion of our initial public offering;

(o)                                 commence any liquidation, dissolution or voluntary bankruptcy, administration, recapitalization or reorganization in any form of transaction, make arrangements with creditors, or consent to the entry of an order for relief in any involuntary case, or take the conversion of an involuntary case to a voluntary case, or consent to the appointment of or take possession by a receiver, trustee or other custodian for all or substantially all of our or our subsidiaries’ property, or otherwise seek the protection of any applicable bankruptcy or insolvency law;

(p)                                 amend, modify or supplement (or approve or recommend amendment, modification or supplement of) the Related-Party Transactions Policy (as defined in the stockholder agreement); and

(q)                                 enter into any agreement or arrangement to do any of the foregoing.

Our third amended and restated certificate of incorporation requires the written approval of Next Alt before we may take the actions specified in paragraphs (a), (g) and (o).

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

A special meeting of stockholders may be called by a majority of our Board, the chair of our Board, stockholders holding a majority of the voting power of our capital stock or the director designated by A4 S.A. As described above in “Class A Common Stock, Class B Common Stock and Class C Common Stock—Voting Rights,” our third amended and restated certificate of incorporation further provides for a tri-class common stock structure, as a result of which Next Alt generally will be able to control the outcome of all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.

The foregoing provisions make it more difficult for our existing stockholders, other than Next Alt, to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

Section 203 of the Delaware General Corporation Law (the “DGCL”) generally prohibits a publicly-held Delaware corporation from engaging in a merger, asset sale or other transaction resulting in a financial benefit with any person who, together with affiliation and association, owns, or within the prior three years, did own, 15% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person became an owner of 15% or more of the corporation’s voting stock unless the transaction or the business combination is approved in a prescribed manner. The statute could prohibit or delay, defer or prevent a change in control with respect to Altice USA. However, by action of our Board we have waived the provisions of Section 203.

Choice of Forum

Our second amended and restated bylaws provides that the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located in the State of Delaware) shall be the exclusive forum for: (i) any derivative action or proceeding brought in our name or on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the DGCL; (iv) any action regarding our third amended and restated certificate of incorporation or our second amended and restated bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. Our second amended and restated bylaws permits our Board to approve the selection of an alternative forum.

Limitations of Liability and Indemnification

Our third amended and restated certificate of incorporation contains provisions indemnifying our directors and officers to the fullest extent permitted by law. In addition, as permitted by Delaware law, our third amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except for:

•                  any breach of his or her duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•                  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•                  any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent our directors, officers and controlling persons will be indemnified under the provisions contained in our third amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunities

Our third amended and restated certificate of incorporation recognizes that Mr. Drahi and certain directors, principals, officers, employees and/or other representatives of Next Alt, Altice Europe N.V. and A4 S.A. and their affiliates (each such director, principal, officer, employee and/or other representative, a “Next Alt Group Representative” and collectively, the “Next Alt Group Representatives”) may serve as our directors, officers or agents and that Mr. Drahi, Next Alt, Altice Europe N.V., A4 S.A., the Next Alt Group Representatives and their respective affiliates, and members of our Board designated by Next Alt and A4 S.A. pursuant to the stockholders’ agreement (the “Designated Directors”), may now engage, may continue to engage and may in the future engage in the same or similar activities or related lines of business as those in which we, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which we, directly or indirectly, may engage. In the third amended and restated certificate of incorporation we have renounced our rights to certain business opportunities and the third amended and restated certificate of incorporation provides that none of Mr. Drahi, Next Alt, Altice Europe N.V., A4 S.A., any Next Alt Group Representative, any Designated Director, or their respective affiliates, have any duty to refrain from, directly or indirectly, engaging in the same or similar business activities or lines of businesses in which we or any of our affiliates engage or are reasonably likely to engage, or otherwise competing with us or any of our affiliates, or have any duty to communicate such opportunities to us, unless such opportunities arise in or are predominantly related to North America. The third amended and restated certificate of incorporation further provides that, to the fullest extent permitted by law, none of Mr. Drahi, Next Alt, Altice Europe N.V., A4 S.A., any Next Alt Group Representative, any Designated Director (including any Designated Director who serves as one of our officers) or any of the foregoing persons’ affiliates shall be liable to us or our stockholders for breach of any fiduciary duty solely because they engage in such activities.

Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “ATUS”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) associated with the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, and any changes may result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary. The authorities on which this discussion is based are subject to various interpretations and there can be no assurance that the IRS or the courts will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or under U.S. federal gift and estate tax laws, the alternative minimum tax or the Medicare tax on net investment income. This summary is limited to Non-U.S. Holders who hold our common stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment). In addition, because this section is a general summary, it does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders that are subject to special treatment under the U.S. federal income tax laws, including, without limitation, brokers or dealers in securities, insurance companies, banks or other financial institutions, hybrid entities, regulated investment companies, real estate investment trusts, tax-exempt organizations or accounts, persons holding common stock as a part of a hedging, integrated, conversion transaction, straddle or other risk reduction transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to special tax accounting rules under section 451(b) of the Code, entities or arrangements treated as partnerships for U.S. federal income tax purposes or investors in such entities, persons who acquired our common stock through the exercise of employee stock options or otherwise as compensation for services, certain former U.S. citizens or long-term residents, “controlled foreign corporations” or “passive foreign investment companies” within the meaning of the Code, and persons deemed to sell our common stock under the constructive sale provisions of the Code.

Non-U.S. Holders are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not any of the following for U.S. federal income tax purposes:

•                  an entity or arrangement treated as a partnership;

•                  an individual who is a citizen or resident of the United States;

•                  a corporation created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

We do not anticipate making distributions on our common stock in the foreseeable future. However, if distributions of cash or property (other than certain pro rata stock distributions) are made to Non-U.S. Holders on shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of that common stock as described below under “—Gain on Disposition of Our Common Stock.”

Except as described in the next paragraph and subject to the discussions of backup withholding and FATCA, any dividend paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, the Non-U.S. Holder must provide the applicable withholding agent in a timely manner a properly completed IRS Form W-8BEN or W-8BEN-E, whichever is applicable, or other appropriate version of IRS Form W-8, including a U.S. taxpayer identification number (if required) and certifying qualification for the reduced rate. A Non-U.S. Holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS in a timely manner. If the Non-U.S. Holder holds the common stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries.

Dividends received by a Non-U.S. Holder that are effectively connected with its conduct of a U.S. trade or business (and, if an income tax treaty requires, that are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), are exempt from such withholding tax. In order to claim this exemption, the Non-U.S. Holder must provide the applicable withholding agent with a properly completed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates, net of certain deductions and credits, and generally in a manner applicable to U.S. persons. In addition, dividends received by a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes that are effectively connected with such Non-U.S. Holder’s conduct of a U.S. trade or business (and, if an income tax treaty requires, that are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) may also, subject to certain adjustments, be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Our Common Stock

Subject to the discussions of backup withholding and FATCA, Non-U.S. Holders generally will not be required to pay U.S. federal income tax, including by way of withholding, on any gain realized upon the sale or other disposition of our common stock unless:

•                  the gain is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, and if an applicable income tax treaty requires, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder in the United States;

•                  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•                  our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, our common stock.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests (within the meaning of the Code and applicable Treasury Regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently a USRPHC and, based on our business plan and anticipated operations, do not expect to become a USRPHC in the future. However USRPHC status is an inherently factual determination that involves complex legal considerations. We have not sought an IRS ruling with respect to whether we are a USRPHC and we cannot give definitive assurance regarding our non-USRPHC status. Additionally, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or become a USRPHC, as long as our common stock is regularly traded on an established securities market (within the meaning of the Code and applicable Treasury Regulations), such common stock will be treated as a U.S. real property interest in the hands of a Non-U.S. Holder only if such Non-U.S. Holder actually or constructively holds more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, our common stock. Non-U.S. Holders should be aware that no prediction can be made as to whether our common stock will be regularly traded on an established securities market (within the meaning of the Code and applicable Treasury Regulations).

Non-U.S. Holders described in the first bullet above will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate Non-U.S. Holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Individual Non-U.S. Holders described in the second bullet above will be required to pay a flat 30% tax on the gain derived from the sale, which gain may be offset by certain U.S.-source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to a Non-U.S. Holder, the Non-U.S. Holder’s name and address, and the amount of U.S. federal income tax withheld, if any. A similar report will be sent to the Non-U.S. Holder. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected to the conduct of a Non-U.S. Holder’s trade or business within the United States or withholding was reduced or eliminated by an applicable income tax treaty. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in the Non-U.S. Holder’s country of residence.

Payments of dividends on, or of proceeds from the disposition of, our common stock made to Non-U.S. Holders may be subject to additional information reporting and backup withholding unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or W-8BEN-E, whichever is applicable, or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that a holder claiming to be a Non-U.S. Holder is a U.S. person.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person; or (ii) a foreign person with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

FATCA

Legislation commonly known as FATCA (under Sections 1471 to 1474 of the Code) generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock paid to a “foreign financial institution” (as defined under FATCA and the applicable Treasury Regulations), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds of a disposition of our common stock paid to a non-financial foreign entity unless such entity provides the applicable withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. The withholding taxes described above apply currently to any dividend payments on our common stock. Proposed Regulations were recently published that eliminate withholding on payments of gross proceeds from the sale or disposition of stock. Pursuant to the Proposed Regulations, the taxpayers may rely on this change to FATCA withholding until the final regulations are issued. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of the withholding taxes described above. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have been advised that in 2018 Altice Europe entered into a forward transaction relating to the Shares with the selling stockholder.  Following settlement of the forward transaction, GS, an affiliate of the selling stockholder will sell the 1,699,909 Shares delivered by Altice Europe to the selling stockholder under the forward transaction in one or more transactions on the NYSE, in the over-the-counter market or in negotiated transactions, at market prices prevailing at the time of sale or at negotiated prices.  We have been advised that, over the same period when GS is selling those Shares, it expects to be purchasing an equal number of shares of our common stock in the open market.  We are not selling any Shares in the resale and we are not a party to the forward transaction.

GS may use any one or more of the following methods when selling the Shares:

•                  ordinary brokerage transactions;

•                  purchases by a broker-dealer, as principal, and resale by such broker-dealer for its account;

•                  privately negotiated transactions;

•                  a combination of any such methods of sale; and

•                  any other method permitted by applicable law.

We have agreed to indemnify the selling stockholder and GS against certain liabilities, including liabilities under the Securities Act, or to contribute payments that may be required to be made in respect of any of these liabilities.

The offering of the Shares by GS is subject to receipt and acceptance and subject to GS’ right to reject any order in whole or in part.

Altice Europe, the selling stockholder, GS, and any other broker-dealers or agents that participate in the resale of the Shares may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, and any profits realized or commissions received may be deemed underwriting compensation.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

To the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder and GS for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Conflicts of Interest

All of the proceeds of the offering of the Shares will be paid to GS or its affiliates.  As a result, GS, or an affiliate thereof, will receive more than 5% of the net proceeds of this offering.  Thus, GS has a “conflict of interest” as defined in Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc.  Accordingly, this offering will be made in compliance with the applicable provisions of Rule 5121.  In accordance with Rule 5121, GS will not make sales to a discretionary account without prior written consent of the customer.  The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market” as defined in Rule 5121 exists for the Shares.  We will not receive any of the proceeds from the resale of the Shares.

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area (each, a “Member State”), no offer of shares of common stock that are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)    to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of GS for any such offer; or

(c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock referred to in (a) to (c) above shall result in a requirement for us or GS to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares of common stock is made or who receives any communication in respect of an offer of shares of common stock, or who initially acquires any shares of common stock will be deemed to have represented, warranted, acknowledged and agreed to and with GS and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares of common stock acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares of common stock acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of GS has been given to the offer or resale; or where shares of common stock have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Directive as having been made to such persons.

We, GS and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares of common stock in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares of common stock that are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or GS to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor GS have authorized, nor does it authorize, the making of any offer of shares of common stock in circumstances in which an obligation arises for us or GS to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), GS is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of common stock pursuant to an offer made under Section 275 of the SFA except:

(a)   to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)   where no consideration is or will be given for the transfer;

(c)   where the transfer is by operation of law;

(d)   as specified in Section 276(7) of the SFA; or

(e)   as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Shearman & Sterling LLP, New York, New York.  Certain legal matters will be passed upon for GS by Latham & Watkins LLP, New York, New York and Ropes & Gray LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements of Altice USA, Inc. as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 consolidated financial statements contains emphasis of matter paragraphs that state that:

The Company was incorporated on September 14, 2015 and had no operations of its own other than the issuance of debt prior to the contribution of Cequel Corporation on June 9, 2016 by Altice Europe N.V. (formerly Altice N.V.). The results of operations of Cequel Corporation for the year ended December 31, 2016 have been included in the results of operations of the Company for the same period as Cequel Corporation was under common control with the Company throughout 2016.

As discussed in Notes 1 and 4 to the consolidated financial statements, a substantial portion of the Company’s technical workforce at the Cablevision and Cequel segments became employees of Altice Technical Services (ATS) in the second and fourth quarters of 2017, respectively. Subsequent to December 31, 2017 the Company acquired 100% of ATS. As a result of the acquisition of ATS, an entity under common control, the Company has retroactively consolidated the results of operations and related assets and liabilities of ATS for all periods ATS was under common control.

As discussed in Notes 3 and 4 to the consolidated financial statements, the Company adopted ASC 606 — Revenue from Contracts with Customers and ASU No. 2017-07 Compensation — Retirement Benefits (Topic 715).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby (all amounts are estimates, except the SEC Registration Fee and FINRA filing fee), which expenses shall be billed to and paid by Altice Europe.

Amount to be Paid
SEC Registration fee	$4,903.49
FINRA Filing Fee	6,568.68
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	200,000
Printing and Engraving Expenses	5,000
Miscellaneous	5,000
TOTAL	$421,472.17

Item 15.  Indemnification of Directors and Officers

We are incorporated under the laws of the state of Delaware.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL provides that expenses, including attorneys’ fees, incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys’ fees, incurred by former directors and officers or other persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify our officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our third amended and restated certificate of incorporation provides that, to the fullest extent and under the circumstances permitted by Section 145 of the DGCL, we will indemnify any and all of our officers and directors. Our third amended and restated certificate of incorporation also relieves our directors from monetary damages to us or our stockholders for breach of such director’s fiduciary duty as a director to the fullest extent permitted by the DGCL.

We have purchased insurance policies which, within the limits and subject to the terms and conditions thereof, cover certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as our director or officer.

Item 16.  Exhibits and Financial Statement Schedules

(a)         The list of exhibits is incorporated herein by reference to the Exhibit Index following the signature pages.

(b)         Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17.  Undertakings

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)         That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)       Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)       Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)         That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)       Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(B)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(C)       The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(D)       Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Document
1.1*	Underwriting Agreement
3.1

Form of Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Altice USA’s prospectus report on Form S-1/A (File No. 333-217240), filed on June 12, 2017)

3.2	Form of Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to Altice USA’s prospectus report on Form S-1/A (File No. 333-217240), filed on June 12, 2017)
3.3

Form of Third Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.3 of the Company’s prospectus report on Form S-1/A (File No. 333-222475), filed on May 21, 2018)

3.4	Form of Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.4 of the Company’s prospectus report on Form S-1/A (File No. 333-222475), filed on May 21, 2018)
4.1†	Specimen Class A Common Stock Certificate
4.2	Stockholders’ Agreement with Next Alt S.à r.l. and A4 S.A. (incorporated herein by reference to Exhibit 10.1 to Form 8-K (File No.001-38126), filed on June 13, 2018).
5.1**	Opinion of Shearman & Sterling LLP
23.1**	Consent of KPMG LLP
23.2**	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page of this Registration Statement)

*                 To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

**          Filed herewith.

†                 Shares of Class A common stock of the Company will be distributed in an uncertificated form. Therefore, the Company is not filing specimen Class A common certificate. Reference is made to Exhibits 3.1 through 3.4 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Long Island City, State of New York, on June 10, 2019.

ALTICE USA, INC.

By:	/s/ Michael E. Olsen
Michael E. Olsen
Senior Vice President, Acting General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Olsen and Charles Stewart as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement and Power of Attorney has been signed on June 10, 2019 by the following persons in the capacities indicated.

Signature	Title

/s/ Dexter Goei	Chief Executive Officer and Director (Principal Executive Officer)
Dexter Goei

/s/ Charles Stewart	Co-President, Chief Financial Officer and Director (Principal Financial Officer)
Charles Stewart

/s/ Layth Taki	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Layth Taki

/s/ Patrick Drahi	Chairman and Director
Patrick Drahi

/s/ Gerrit Jan Bakker	Director
Gerrit Jan Bakker

/s/ Manon Brouillette	Director
Manon Brouillette

/s/ David Drahi	Director
David Drahi

/s/ Mark Mullen	Director
Mark Mullen

/s/ Dennis Okhuijsen	Director
Dennis Okhuijsen

/s/ Raymond Svider	Director
Raymond Svider